UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.     )

Filed by the Registrant ☒                            Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to §240.14a-12

IMPERIAL SUGAR COMPANY

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of transaction:

(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

December 20, 2007

Dear Shareholder:

The Annual Meeting of Shareholders will be held on Tuesday, January 29, 2008, at 8:00 a.m., Central time, at the Marriott Town Square, 16090 City Walk, Sugar Land, Texas 77479. You are cordially invited to attend.

At the meeting we will elect four directors, act on the selection of auditors and act on a proposal to amend the Company’s Long-Term Incentive Plan.

Your Board of Directors joins me in urging you to attend the meeting to hear a report on the Company’s progress and to meet with members of management. However, even if you plan to attend the meeting in person, I hope you will sign, date and return your proxy as soon as possible. Your vote is always important.

Sincerely,

Robert A. Peiser President and Chief Executive Officer

IMPERIAL SUGAR COMPANY

Notice of Annual Meeting of Shareholders

To Be Held January 29, 2008

To the Shareholders of Imperial Sugar Company:

The 2008 Annual Meeting of Shareholders of Imperial Sugar Company (the “Company”) will be held on Tuesday, January 29, 2008 at 8:00 a.m., Central time, at the Marriott Town Square, 16090 City Walk, Sugar Land, Texas 77479, for the following purposes:

(1)	to elect four directors;

(2)	to consider and act on a proposal to amend the Company’s Long-Term Incentive Plan to increase the number of shares subject to the plan by 250,000;

(3)	to consider and act on a proposal to ratify the appointment of Deloitte & Touche LLP as the Company’s independent registered public accounting firm for its fiscal year ending September 30, 2008; and

(4)	to transact such other business as may properly come before the meeting or any adjournment. thereof.

Shareholders of record at the close of business on December 7, 2007 are entitled to notice of and to vote at the meeting.

The By-Laws of the Company require that the holders of a majority of the outstanding shares of Common Stock entitled to vote be represented in person or by proxy at the meeting in order to constitute a quorum for the transaction of business. Therefore, regardless of the number of shares you hold, it is important that your shares be represented at the meeting.

WHETHER OR NOT YOU EXPECT TO ATTEND THE MEETING, WE ASK THAT YOU PLEASE SIGN AND DATE THE ENCLOSED PROXY CARD AND MAIL IT PROMPTLY IN THE POSTAGE PREPAID ENVELOPE PROVIDED.

By order of the Board of Directors

William F. Schwer
Secretary

Sugar Land, Texas

December 20, 2007

IMPERIAL SUGAR COMPANY

P.O. Box 9

Sugar Land, Texas 77487-0009

PROXY STATEMENT

2008 ANNUAL MEETING OF SHAREHOLDERS

The accompanying proxy is solicited on behalf of the Board of Directors of Imperial Sugar Company (the “Company”) to be voted at the 2008 Annual Meeting of Shareholders of the Company to be held at the time and place and for the purposes set forth in the foregoing notice. In addition to the original solicitation by mail, certain regular employees of the Company may solicit proxies by telephone, by facsimile, by other electronic correspondence or in person. The Company has retained D. F. King & Co., Inc. on customary terms and at an estimated fee of $5,000, plus reasonable expenses, to assist in soliciting proxies. All expenses of soliciting proxies, including the cost of preparing and mailing this proxy statement and the reimbursement of brokerage firms and other nominees for their reasonable expenses in forwarding proxy material to beneficial owners of stock, will be borne by the Company. If you attend the meeting, you may vote in person if you wish, even though you have mailed in your proxy. This proxy statement and the accompanying proxy are first being mailed to shareholders on or about December 20, 2007.

All duly executed proxies will be voted as indicated by the instructions on the proxies. However, shareholders who execute proxies retain the right to revoke them at any time before they are voted. The revocation of a proxy will not be effective until written notice of the revocation has been given to the Secretary of the Company, unless the person granting the proxy votes in person.

Unless otherwise indicated on the proxy, shares will be voted by the persons named in the accompanying proxy as follows:

(1)	for the election of the four directors named below;

(2)	for the approval of the proposal to amend the Company’s Long-Term Incentive Plan; and

(3)	for ratification of the selection of Deloitte & Touche LLP as the Company’s independent registered public accounting firm for its fiscal year ending September 30, 2008.

The majority of the outstanding shares of common stock, without par value, of the Company (“Common Stock”) entitled to vote must be present in person or by proxy at the meeting in order to constitute a quorum for the transaction of business. Shares underlying a proxy marked “Abstain” on a matter will be considered to be represented at the meeting for quorum purposes.

Shares registered in the names of brokers or other “street name” nominees for which proxies are voted on, some but not all, matters will be considered to be present at the meeting for quorum purposes, but will be considered to be voted only as to those matters actually voted, and will not be considered as voting for any purpose as to the matters with respect to which no vote is indicated (commonly referred to as “broker non-votes”).

Under the Company’s bylaws, directors are elected by a plurality of votes cast. In an uncontested election, any nominee for director who receives a greater number of votes “withheld” from his or her election than votes “for” such election shall promptly tender his or her resignation following certification of the shareholder vote. In such an event, the Nominating and Corporate Governance Committee shall promptly consider the resignation offer and make a recommendation to the Board which will act on the recommendation within 90 days following certification of the shareholder vote and disclose its decision-making process for accepting or rejecting the director’s resignation offer in a Form 8-K filed with the Securities and Exchange Commission. Abstentions and broker non-votes are treated as votes not cast and will have no effect in the election of directors. The affirmative vote of a majority of total votes cast is required for the approval of the amendment to the Company’s Long-Term Incentive Plan; accordingly, abstentions and broker non-votes are not considered votes cast and will have no effect on the outcome of the proposal. The affirmative vote of the majority of the shares present and entitled to vote on the matter is required for adoption of the proposal to ratify the appointment of Deloitte & Touche LLP as the Company’s independent registered public accounting firm; accordingly, abstentions applicable to shares represented at the meeting will have the same effect as votes against the proposal, and broker non-votes will have no effect on the outcome of the proposal.

The persons named in the accompanying proxy may act with discretionary authority should any director nominee become unavailable for election, although management is unaware of any circumstances likely to render any of the nominees unavailable. Management does not intend to bring any other matters before the meeting and has not been informed that any other matters are to be presented to the meeting by others.

At the close of business on December 7, 2007, the record date for the determination of shareholders entitled to vote at the meeting, the Company had outstanding and entitled to vote 11,806,944 shares of Common Stock, which is the only class of stock of the Company outstanding and entitled to vote at the meeting. Each shareholder is entitled to one vote for each share of Common Stock held and cumulative voting is not allowed in the election of directors.

PROPOSAL 1: ELECTION OF DIRECTORS

The Board of Directors recommends a vote

FOR the election of the persons nominated herein.

The Company’s Board of Directors is divided into three classes designated Class I, Class II and Class III, with staggered terms of office. The number of directors in each of the three classes is to be as nearly equal as possible. After the election of directors at the 2008 Annual Meeting, the terms of office of Class III directors extend until the Annual Meeting of Shareholders in 2011, and until their successors are qualified. The terms of office of Class II directors extend until the Annual Meeting of Shareholders in 2010 and the terms of office of Class I directors extend until the Annual Meeting of Shareholders in 2009, and, in each case, until their successors are qualified. The Company has determined the following directors to be independent under rules of The NASDAQ Stock Market LLC (“NASDAQ”): Curtis G. Anderson; Gaylord O. Coan; James J. Gaffney; Yves-Andre Istel; Robert S. Kopriva; Gail A. Lione; David C. Moran and John K. Sweeney. Robert J. McLaughlin, a director of the Company since 2001, resigned as a director on October 8, 2007.

Nominees

At the 2008 Annual Meeting, the Board of Directors of the Company proposes to elect Gaylord O. Coan, Gail A. Lione and David C. Moran as Class III directors and Robert S. Kopriva, who filled the vacancy created by the resignation of Class I director Robert J. McLaughlin from the Board, as a Class I director. All of the nominees currently serve as directors of the Company. Set forth below is certain information concerning the nominees, including the business experience of each during the past five years and the age of each nominee on December 7, 2007.

Directors in Class III

(Terms expiring at the 2008 Annual Meeting of Shareholders)

Gaylord O. Coan, age 72, has been a director of the Company since August 2001. Mr. Coan was Chairman of the Management Executive Committee and Chief Executive Officer of Gold Kist Inc., the nation’s second largest poultry processing company, from 1995 until his retirement in 2001. He is also a director of Cotton States Life Insurance Company.

Gail A. Lione, age 58, was appointed as a director on November 26, 2007 by the Board of Directors. Ms. Lione currently serves as Executive Vice President, General Counsel and Secretary of Harley-Davidson, Inc. and has been employed there for ten years. For the seven years prior to joining Harley-Davidson, Ms. Lione was General Counsel and Secretary of U.S. News & World Report and its affiliates. Ms. Lione currently serves on the Board of Directors of Sargento Foods, Inc., a privately held food processing company.

David C. Moran, age 49, has been a director since December 2005. Mr. Moran is currently the Executive Vice President of H.J. Heinz Company and the Chief Executive Officer and President of Heinz North America. Mr. Moran has been with the Heinz companies since 1998 when he started as Vice President of Heinz, USA. He was with The Clorox Company from 1984 to 1998 in various sales related and executive positions.

Director in Class I

(Term expiring at the 2009 Annual Meeting of Shareholders)

Robert S. Kopriva, age 56, was appointed as a Class I director on October 8, 2007 by the Board of Directors and accordingly is being submitted for election by shareholders at the 2008 Annual Meeting. Mr. Kopriva currently offers business consulting services to the food processing and manufacturing industries. Mr. Kopriva has served in various executive positions at Sara Lee Corporation from 1981 to 2005, the latest being Chief Executive Officer of Sara Lee Foods. From 2005, Mr. Kopriva was a Board member and, for a period, Chairman of Premium Standard Farms, Inc. until it was merged with Smithfield Foods in May 2007.

Continuing Directors

Set forth below is certain information concerning the five directors of the Company whose present terms of office are scheduled to continue until 2009 or 2010, as applicable, including the business experience of each during the past five years and the age of each director on December 7, 2007.

Directors in Class II

(Terms expiring at the 2010 Annual Meeting of Shareholders)

Curtis G. Anderson, age 66, has been a director of the Company since June 2002. He currently serves as Chairman of the Board of Directors of Anderson Capital Corporation, a Savannah, Georgia-based privately held investment company that he founded in 1986. From 1994 to 1999, Mr. Anderson served as President, Chief Operating Officer and a director of Kuhlman Corporation, a diversified manufacturing company then listed on the New York Stock Exchange.

James J. Gaffney, age 67, has been a director of the Company since August 2001 and has served as Chairman since February 2003. From 1997 to 2003, Mr. Gaffney served as a consultant to private investment funds affiliated with Goldman, Sachs & Co. in relation to investments by those funds in Viking Pacific Holdings Ltd. and Vermont Investments Limited, both New Zealand-based diversified holding companies. Mr. Gaffney also is a director of Armstrong World Industries (a global leader in the design and manufacture of floors, ceilings and cabinets), SCP Pool Corporation and Beacon Roofing Inc.

Yves-Andre Istel, age 71, has been a director of the Company since August 2001. Mr. Istel is a Senior Advisor to Rothschild, Inc., and was Vice Chairman of Rothschild, Inc. from 1993 to 2002. He is a director of Richemont S.A. (the parent group owning luxury good companies, including Cartier and Montblanc) and Analog Devices, Inc. (a world leader in data conversion and signal conditioning technology). He was previously Chairman of Wasserstein Perella & Co. International and Managing Director of Wasserstein Perella & Co., Inc. from 1988 to 1992.

Directors in Class I

(Terms expiring at the 2009 Annual Meeting of Shareholders)

Robert A. Peiser, age 59, joined the Company as President, Chief Executive Officer and a director in April 2002. Prior to joining the Company, Mr. Peiser served as Chairman and Chief Executive Officer of Vitality Beverages, Inc. of Tampa, Florida, a privately owned beverage company, from 1999 to 2002. Mr. Peiser is a director of Team, Inc., a leading provider of specialty maintenance and construction services required in maintaining high temperature and high pressure piping systems and vessels. Mr. Peiser has advised the Board of Directors that he intends to reduce his involvement with the Company. He will assume the role of Vice Chairman of the Company effective January 29, 2008.

In addition, the Board of Directors is considering replacing Mr. Peiser on the Board with John C. Sheptor at the 2008 Annual Meeting of Shareholders. Mr. Sheptor will become President and Chief Executive Officer of the Company in January 2008.

John K. Sweeney, age 55, has been a director of the Company since August 2001. Mr. Sweeney is a Managing Director at Lehman Brothers Inc., where he is involved in high yield, distressed and special situation investments. He has been with Lehman Brothers and predecessor firms since 1974.

CORPORATE GOVERNANCE

Board Meetings and Committees

The Company’s Board of Directors met eleven times during the year ended September 30, 2007. Directors are expected to attend all Board meetings and the annual meeting of shareholders. All members of the Board of Directors attended the 2007 Annual Meeting of Shareholders. All current directors attended at least 80% of their Board and committee meetings. At intervals between formal meetings, members of the Board of Directors and each committee are provided with information regarding the operations of the Company and are consulted on an informal basis with respect to pending business. Such consultation may lead to Board or committee action between meetings being taken by unanimous written consent.

The Board of Directors has three standing committees: Audit, Executive Compensation and Nominating and Corporate Governance. The membership and principal responsibilities of the committees are described below.

Audit Committee

Members:	Gaylord O. Coan, Chairman
Curtis G. Anderson
Yves-Andre Istel
Robert S. Kopriva (effective October 8, 2007)

The Audit Committee consists of members who are not officers or employees of the Company or its subsidiaries and who are independent under rules established by NASDAQ. The Audit Committee reviews with the Company’s internal audit staff and independent registered public accounting firm the scope and results of their audits; monitors the adequacy of the Company’s system of internal controls and procedures; selects, subject to ratification by the shareholders, the independent registered public accounting firm; and reviews and approves the fees paid for services rendered by such accountants. During the year ended September 30, 2007, the Audit Committee met five times. Additional information about the Audit Committee and its responsibilities is included in the section of this proxy statement entitled “Audit Committee Report” and in the Audit Committee Charter, which is available free of charge on the Company’s web site located at www.imperialsugar.com.

Executive Compensation Committee

Members:	John K. Sweeney, Chairman
Gaylord O. Coan
James J. Gaffney
David C. Moran

The Executive Compensation Committee consists of members who are not officers or employees of the Company or its subsidiaries and who are independent under rules established by NASDAQ. The Committee establishes the salaries, bonuses and other compensation for the Company’s directors, executive officers and certain other managerial and professional personnel. The Committee reviews and approves or, in some cases, recommends to the Board the Company’s compensation plans. The Executive Compensation Committee also administers the granting of incentives to eligible employees under the Company’s Long-Term Incentive Plan and administers the Company’s incentive bonus plans. The Executive Compensation Committee met six times during the year ended September 30, 2007. Additional information about the Executive Compensation Committee and its responsibilities is included in the section of this proxy statement entitled “Compensation Discussion and Analysis” and in the Company’s Executive Compensation Committee Charter, which is available free of charge on the Company’s web site located at www.imperialsugar.com.

Nominating and Corporate Governance Committee

Members:	Yves-Andre Istel, Chairman
Curtis G. Anderson
Robert J. McLaughlin (resigned October 8, 2007)
Gail A. Lione (effective December 5, 2007)

The Nominating and Corporate Governance Committee currently consists of members who are not officers or employees of the Company or its subsidiaries and who are independent under rules established by NASDAQ. The Committee’s primary purpose is to provide oversight on the broad range of issues surrounding the composition and operation of the Board of Directors, including identifying individuals qualified to become Board members, recommending director nominees to the Board and recommending to the Board a set of corporate governance guidelines applicable to the Company. The Committee also provides assistance to the Board in the areas of committee member selection, evaluation of the overall effectiveness of the Board and committees of the Board, and review and consideration of corporate governance practices and regulatory policies. This Committee met four times during the year ended September 30, 2007. Additional information about the Nominating and Corporate Governance Committee is included in the section of this proxy statement entitled “Nominating and Corporate Governance Committee Report” and in the Company’s Nominating and Corporate Governance Committee Charter, which is available free of charge on the Company’s web site located at www.imperialsugar.com.

Policies and Procedures for Approval of Related Person Transactions

Under the Company’s Code of Conduct, directors, officers and employees are to avoid situations that present a potential conflict between their personal interests and the interests of the Company. The Code requires that directors, officers and employees make a prompt disclosure in writing through Company reporting channels or to the Company’s legal department of any fact or circumstance that may involve an actual or potential conflict of interest as well as any information necessary to determine the existence or likely development of conflicts of interest. This specifically includes any material transaction or relationship that could reasonably be expected to give rise to a conflict of interest.

For executive officers of the Company, the Senior Vice President, General Counsel and Corporate Secretary reviews the written disclosure described above with the Chairman of the Audit Committee and/or the Company’s Chief Executive Officer, and a determination is made whether to approve the transaction resulting in the conflict of interest or potential conflict of interest. The matter may be referred to the Company’s Board of Directors as circumstances require. If the transaction involves the Chief Executive Officer or a member of the Board of Directors, the matter is referred to the full Board of Directors for review and approval. In each case, the standard applied in approving the transaction is the best interests of the Company without regard to the interests of the individual officer or director involved in the transaction. These procedures for reviewing and approving conflict of interest transactions are based on the Company’s past practice and are not in writing.

Director Remuneration

For the first six months of the fiscal year ended September 30, 2007, each director who was not an officer or employee of the Company received an annual retainer of $30,000 payable quarterly, $1,500 for each Board meeting attended in person and $750 for each Board meeting attended by telephone. The Chairman of the Board of Directors received an annual retainer of $60,000 in lieu of the standard retainer. Additionally, each director who is not an officer or employee received $1,000 for each committee meeting attended in person and $500 for each committee meeting attended by telephone. Each member of the Audit Committee also received an additional $5,000 annually in recognition of the additional time commitment due to its increased scope. Each committee chairman also received an annual fee of $5,000.

Effective April 1, 2007, the Chairman of the Board of Directors receives an annual retainer of $90,000 and each other director who is not an officer or employee of the Company receives an annual retainer of $45,000. In addition to the annual retainer, directors will be paid $1,500 per Board meeting for each meeting after the tenth meeting and will be paid $1,000 per committee meeting for each meeting after the eighth meeting. Chairmen of the Executive Compensation Committee and the Nominating and Corporate Governance Committee receive an additional $10,000 annual retainer and other members of those committees receive an additional annual retainer of $5,000. The Chairman of the Audit Committee receives an additional annual retainer of $15,000 and the other members of that committee receive an additional annual retainer of $10,000. All retainers are paid quarterly. A detailed non-employee director compensation summary is provided in the table below. The Company reimburses each director for travel expenses incurred in connection with his attendance at Board or committee meetings or other Company business meetings.

In addition to cash compensation described above, Mr. Gaffney was granted 3,000 restricted share units and all other non-employee directors then in office received 1,500 restricted share units on March 7, 2007. Restricted share units granted to directors in fiscal 2007 vest six months after service on the Board terminates. Mr. Kopriva was granted 5,000 restricted share units on October 8, 2007, when he became a member of the Board of Directors. Mr. Kopriva’s restricted share units will vest six months after service on the Board terminates but no earlier than October 8, 2009. Ms. Lione was granted 5,000 restricted share units on November 26, 2007, when she became a member of the Board of Directors. Ms. Lione’s restricted shares units will vest six months after service on the Board terminates but no earlier than November 26, 2009.

Directors who are employees of the Company do not receive compensation for serving on the Board or its committees. The following table provides information on the Company’s compensation for non-employee directors for fiscal 2007.

Name	Director Fees Earned or Paid in Cash	Audit Committee	Nominating and Corporate Governance Committee	Compensation Committee	Total	Restricted Stock Units (#)
James J. Gaffney	$84,000			$5,000	$89,000	3,000
Curtis G. Anderson	46,500	$10,000	$4,500		61,000	1,500
Gaylord O. Coan	46,500	20,000		5,000	71,500	1,500
Yves-Andre Istel	46,500	10,000	12,000		68,500	1,500
Robert J. McLaughlin (1)	45,000		3,500		48,500	1,500
David C. Moran	45,000			4,500	49,500	1,500
John K. Sweeney	46,500			12,500	59,000	1,500

(1)	Resigned on October 8, 2007

NOMINATING AND CORPORATE GOVERNANCE COMMITTEE REPORT

The primary purpose of the Nominating and Corporate Governance Committee is to provide oversight on the broad range of issues surrounding the composition and operation of the Board of Directors, including identifying qualified individuals who might be nominated as a Board member. This Committee has also been charged with the responsibility of monitoring the Company’s corporate governance profile, with the intent of seeking to maintain “best practices” in the area of corporate governance. To assist the Committee in fulfilling this responsibility, it has selected a Chief Governance Officer, William F. Schwer, who is a senior executive and general counsel for the Company and whose duties include corporate governance matters. The Nominating and

Corporate Governance Committee met four times in fiscal 2007. The Charter of the Nominating and Corporate Governance Committee as adopted by the Board of Directors is available free of charge on the Company’s website located at www.imperialsugar.com. Robert J. McLaughlin resigned from the Board of Directors and the Committee on October 8, 2007.

Our Corporate Governance Guidelines require that at least a majority of all of our directors meet the criteria for independence established by NASDAQ for continued listing, including its listing standards, and all other legal requirements. Under NASDAQ listing standards, to be considered independent, a director must not have a relationship, which, in the opinion of the Board of Directors, would interfere with the exercise of independent judgment in carrying out the responsibilities of a director. In addition, certain specified relationships preclude a finding of independence. The standards specify the criteria by which independence of directors will be determined.

The Board of Directors has determined that all of its non-management members are independent under NASDAQ listing standards. It has also determined that each member of the Audit Committee, Executive Compensation Committee and the Nominating and Corporate Governance Committee is independent. The non-management directors meet in executive session without members of management present at every regular Board meeting and the Chairman of the Board, James J. Gaffney, presides at these executive sessions.

All directors standing for election at the 2008 Annual Meeting of Shareholders are directors currently serving on the Board, were recommended by the Nominating and Corporate Governance Committee and were approved by all of the independent directors. The Committee also considers qualified nominees recommended by shareholders; any recommendation for the 2009 election of directors should be submitted in writing to the Committee in care of the Secretary of the Company at P.O. Box 9, Sugar Land, Texas 77487.

The Committee recommended and the Board adopted a new Corporate Governance Guideline regarding voting for directors that in summary states that any nominee for director who receives a greater number of votes “withheld” from his or her election than votes “for” such election (a “Majority Withheld Vote”) shall promptly file his or her resignation with this Committee which shall make a recommendation for action to the entire Board of Directors. The Board must act on the proposed resignation within 90 days of the certification of the shareholder vote.

Interested parties with questions or comments may communicate with Mr. Gaffney and other non-management member of the Board by confidential email. The email address is accessible in the investor relations section of the Company’s website under the caption, “Contact the Board”.

Nominating and Corporate Governance Committee

Yves-Andre Istel, Chairman

Curtis G. Anderson

Gail A. Lione (effective December 5, 2007)

AUDIT COMMITTEE REPORT

The Audit Committee is composed of four independent directors. The general objectives of the Audit Committee are to monitor (1) the integrity of the financial statements of the Company, (2) the compliance by the Company with legal and regulatory requirements, (3) the compliance by the Company with the internal control requirements as found in Section 404 of the Sarbanes-Oxley Act and (4) the independence and performance of the Company’s internal and external auditors. The Audit Committee has adopted a policy that it must pre-approve all audit and non-audit services of the Company’s independent registered public accounting firm and the specific duties of the Audit Committee are described in the Audit Committee Charter as adopted by the Board of Directors. The Company has adopted a Code of Ethics and the Audit Committee has adopted a charter and both are available free of charge on the Company’s web site located at www.imperialsugar.com. The Company’s Code of Ethics requires management to make reports to the Audit Committee. The Company’s management is primarily responsible for the Company’s financial statements and the quality and integrity of the reporting process. Deloitte & Touche LLP, the Company’s independent registered public accounting firm, is responsible for auditing those financial statements and for expressing an opinion on the conformity of the financial statements with generally accepted accounting principles in the United States. The Audit Committee is responsible for overseeing the financial reporting process on behalf of the Board of Directors and recommending to the Board of Directors that the Company’s financial statements be included in the Company’s Annual Report on Form 10-K.

The Company’s Board of Directors does not have an “audit committee financial expert” as defined by SEC Regulation S-K Item 401(h). The Company believes that the members of the Audit Committee, based on their respective experience as chief executive officers with financial oversight responsibilities or investment bankers, are able to read and understand financial statements and have an understanding of generally accepted accounting principles. The Company also believes each member of the Audit Committee has experience evaluating financial statements that present a breadth and level of complexity of accounting issues that are generally comparable to those issues that can reasonably be expected to be raised by the Company’s financial statements.

The Audit Committee took a number of steps in fulfilling its oversight responsibilities and making its recommendation for fiscal 2007. First, the Audit Committee has met and held discussions with Deloitte & Touche LLP, the Company’s independent registered public accounting firm for 2007, regarding those matters that Deloitte & Touche LLP communicated to the Audit Committee as required by Statement of Auditing Standards No. 61. These communications and discussions are intended to assist the Audit Committee in overseeing the financial reporting and disclosure process. Second, the Audit Committee discussed with Deloitte & Touche LLP their independence and received written disclosures and a letter from Deloitte & Touche LLP regarding independence as required by Independence Standards Board Standard No. 1. This discussion and disclosure assisted the Audit Committee in evaluating Deloitte & Touche LLP’s independence. Finally, the Audit Committee reviewed and discussed with Deloitte & Touche LLP (on some occasions with the Company’s management present and sometimes in private sessions) the Company’s audited financial statements. Based on discussions with Deloitte & Touche LLP concerning the audit, the independence discussions, the financial statement review and other matters deemed relevant and appropriate by the Audit Committee, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the year ended September 30, 2007 for filing with the SEC.

Audit Committee

Gaylord O. Coan, Chairman

Curtis G. Anderson

Yves-Andre Istel

Robert S. Kopriva (effective October 8, 2007)

Security Ownership of Certain Beneficial Owners and Management

The following table sets forth certain information with respect to the ownership as of December 7, 2007 of (1) Common Stock and (2) warrants to purchase Common Stock, of each director of the Company, each named executive officer, each person known to the Company to beneficially own 5% or more of Common Stock and all directors and executive officers of the Company as a group. Unless otherwise indicated, the beneficial owners have sole voting and investment power, as applicable, over the shares of Common Stock and warrants listed below.

	Beneficial Ownership of Common Stock		Beneficial Ownership of Warrants to Purchase Common Stock
	Number of Shares (1)(2)(3)	Percentage of Class	Number of Warrants	Percentage of Class
Curtis G. Anderson	1,778	*
Gaylord O. Coan	2,833	*
James J. Gaffney	3,556	*
Patrick D. Henneberry	18,056	*
Yves-Andre Istel	6,584	*
Robert S. Kopriva	—	*
Gail A. Lione	—	*
H.P. Mechler	19,641	*
David C. Moran	11,500	*
Robert A. Peiser	43,889	*
William F. Schwer	13,624	*	618		*
John C. Sheptor	25,000	*
John K. Sweeney (4)(5)	48,711	*
All directors and executive officers as a group (15 persons) (4)	217,769	1.84%	618		*

Lehman Brothers Holdings Inc. (5)	3,318,275	28.10%
745 Seventh Avenue
New York, NY 10019
Shultze Asset Management, LLC (6)	1,589,037	13.46%
3000 Westchester Avenue
Purchase, NY 10577
Barclay’s Global Investors, N.A. (7)	1,398,885	11.85%
45 Fremont St., 17th Floor
San Francisco, CA 94105
Goldman Sachs Asset Management, L.P. (8)	841,558	7.13%
32 Old Slip
New York, NY 10005

* Percentage of shares of Common Stock or warrants to purchase Common Stock beneficially owned does not exceed 1% of the applicable class.

(1)	Includes shares subject to stock options exercisable within 60 days as follows: Mr. Henneberry, 4,167 shares; Mr. Istel, 1,786 shares; Mr. Moran, 5,000 shares; Mr. Sweeney, 45,878 shares; all officers and directors as a group, 62,248 shares.
(2)	Includes shares issuable upon exercise of the warrants as shown in the warrants column.

(3)	Excludes restricted stock which is not fully vested, for which the grantee has no voting rights, as follows: each of Mr. Kopriva and Ms. Lione, 5,000 shares; Mr. Gaffney, 3,000 shares; and each of Messrs. Anderson, Coan, Istel, Moran, Peiser and Sweeney, 1,500 shares.
(4)	Mr. Sweeney, a Managing Director of Lehman Brothers Holdings Inc., disclaims beneficial ownership of all shares owned by Lehman Brothers Holdings Inc., over which he does not have voting or investment power.
(5)	As reported on Form 4 dated May 22, 2007, Lehman Brothers Holdings Inc. has sole voting and investment power for all 3,318,275 shares.
(6)	As reported on Form 4 dated November 19, 2007.
(7)	As reported on Schedule 13G dated January 13, 2007, Barclay’s Global Investors, N.A. has sole investment power for all 1,398,885 shares and sole voting power for 1,353,256 shares.
(8)	As reported on Schedule 13G dated February 9, 2007, Goldman Sachs Asset Management, L.P. has sole investment power for all 841,558 shares and sole voting power for 752,675 shares.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934 requires officers and directors of the Company and beneficial owners of more than 10% of its Common Stock to file reports of ownership and changes in ownership with the Securities and Exchange Commission. Officers, directors and greater than 10% shareholders are required to furnish the Company with copies of all Section 16(a) forms they file.

Based on a review of Forms 3 and 4 and amendments thereto filed during the fiscal year ended September 30, 2007 and Forms 5 and amendments thereto, or written representations that no Forms 5 were required, the Company believes during the year ended September 30, 2007, its officers, directors and greater than 10% beneficial owners complied with all applicable Section 16(a) filing requirements, with the exception of: (i) Forms 4 for Patrick Henneberry, Senior Vice President—Commodities Management; H.P. Mechler, Senior Vice President and Chief Financial Officer; Robert A. Peiser, President and Chief Executive Officer; William F. Schwer, Senior Vice President and General Counsel; and J. Eric Story, Vice President and Treasurer, were not filed in March 2007 when required to report the withholding of common stock to pay the tax liability upon the vesting of restricted stock shares; these transactions were reported on a Form 5 for each officer on November 13, 2007; (ii) Robert J. McLaughlin, a director at the time of the transaction, made an open market sale of common stock in May 2007 that was reported one day late on June 4, 2007; and (iii) Lehman Brothers Holdings Inc., a greater than 10% shareholder, made a sale and purchase in April 2007 that was reported one day late on April 20, 2007.

Compensation Committee Interlocks and Insider Participation

During fiscal 2007, the Executive Compensation Committee consisted of John K. Sweeney (Chairman), Gaylord O. Coan, James J. Gaffney and David C. Moran. There are no Compensation Committee interlocks and no insider participation in compensation decisions that are required to be reported under the rules and regulations of the Securities Exchange Act of 1934.

COMPENSATION DISCUSSION AND ANALYSIS

Executive Compensation

Philosophy

The Company’s executive compensation philosophy and program objectives are directed primarily by two guiding principles. First, the program is intended to provide competitive levels of compensation, at expected levels of performance, in order to attract, motivate and retain talented executives. Second, the program is intended to create an alignment of interests between the Company’s executives and shareholders so that a significant portion of each executive’s compensation is linked to maximizing shareholder value.

In support of this philosophy, the executive compensation program is designed to reward performance that is directly relevant to the Company’s short-term and long-term success. The Company attempts to provide both short-term and long-term incentive compensation that varies based on corporate and individual performance.

The executive compensation program has been structured with three primary components: base salary, annual incentives (via a cash bonus plan), and long-term incentives (via stock options in prior years and, more recently, restricted stock). The following discussion describes the Company’s plans by component of compensation and discusses how each component relates to the Company’s overall executive compensation philosophy. In establishing the executive compensation programs, the Company believes that:

•	base salaries should be at levels competitive with peer companies that compete with the Company for business opportunities and executive talent;

•	annual incentive bonuses should reflect progress toward company-wide performance objectives and personal objectives; and

•	long-term incentives should balance executive management focus between short- and long-term goals and provide capital accumulation linked directly to company-wide performance.

Purpose

The executive compensation program has been designed to accomplish the following long-term objectives:

•	create a proper balance between building shareholder wealth and executive compensation while maintaining good corporate governance;

•	produce long-term, positive results for the Company’s shareholders;

•	align executive compensation with performance and appropriate peer group comparisons; and

•	provide market-competitive compensation and benefits that will enable the Company to recruit, retain and motivate the executive talent necessary to be successful.

Administration

The executive compensation program is administered by the Executive Compensation Committee (the “Committee”) of the Board of Directors. The specific duties and responsibilities of the Committee are described in this proxy statement under “Corporate Governance—Executive Compensation Committee.” Policies adopted by the Committee are implemented by the Company’s compensation and benefits staff. The Committee has also retained Lyons, Benenson & Company, Inc. as its independent compensation consultant with respect to executive compensation matters and in the past has retained Semler Brossy Consulting Group, LLC for such services. In addition, Pearl Meyer & Partners assisted with respect to compensation disclosure matters. The consultants working on the Company’s executive compensation matters report to and act at the direction of the Committee. Management does not direct or oversee the activities of the consulting firms with respect to the Company’s executive compensation program and has not engaged the consulting firms for any other matters.

This Compensation Discussion and Analysis (“CD&A”) of the compensation programs for the Company’s named executive officers as described under “Executive Compensation” below (“NEOs”) is intended to provide an overview of the various compensation and benefit programs, rationale for their existence and how they link to performance and actual pay decisions overseen by the Committee. The narrative that follows contains descriptions of underlying rationale and decisions regarding pay philosophy and its application to our business objectives. Any analysis and interpretation of this information should be limited to understanding how the executive compensation and benefits programs are structured and should not be viewed as statements of expectations, forward-looking estimates of financial results or any related guidance to investors or the investment community.

Briefly summarized, the Committee is responsible for:

•

Actively exercising oversight and leadership to the Board through administration of the Company’s executive compensation program and certain broad-based pay programs to tie the Company’s financial plans and underlying strategy to its reward programs;

•	Reviewing and revising the underlying compensation philosophy and its link to the reward programs to assure that executives are compensated consistent with the strategy;

•

Ensuring reasonableness of compensation paid to principal officers and approving executive compensation plans, including the annual review of CEO compensation and compensation of certain senior executives;

•	Reviewing and approving employee stock option and restricted stock grants;

•	Approving new or material changes to employee benefit plans;

•

Communicating and explaining to shareholders the reasoning behind the compensation policies in the CD&A as required by SEC rules and preparing and reporting on executive compensation for the proxy statement;

•	Evaluating and reporting to the Board the status of director compensation practices in comparison with a peer group consisting of companies in similar businesses;

•	Periodically reviewing and updating the Committee’s Charter and assuming other responsibilities assigned by the Board; and

•	Overseeing the Retirement Plan, including investment allocation and investment performance.

Selection of Compensation Peer Group

To assist with determining executive compensation, including base salary and annual and long-term incentive compensation, the Committee utilizes a Compensation Peer Group, consisting of compensation database information and analyses obtained from the Committee’s independent consultants that includes compensation practices and data for a group of 23 companies for which compensation data is available in the general and food industry. The selection of the companies included in the Compensation Peer Group reflects consideration of the following factors: (1) companies that are competitors in the food processing and commodities sector, although there are no publicly traded companies that are direct competitors in the domestic sugar processing industry; (2) companies that compete for the same specialized talent pool; (3) companies that may experience similar market cycles; (4) companies that may be tracked similarly by analysts; and (5) companies that have a comparable market capitalization and/or revenues. Companies included in the Compensation Peer Group are weighted based on revenue size, comparability to the Company’s business and whether or not they are in the commodity food business. Additionally, the Committee periodically references other independent compensation surveys for executive pay practices in the general and food industry. Recommendations for base salary, bonuses and other compensation arrangements are developed under the supervision of the Committee by the Company’s compensation and benefits staff utilizing the foregoing information and analyses and with assistance from the independent compensation consultants. The peer group data provides guidance but does not dictate the setting of executive officer’s compensation. The Compensation Peer Group utilized for fiscal 2007 is as follows:

Company Name	2006 Revenue In Millions
Chiquita Brands International, Inc.	$3,904.4
Corn Products International, Inc.	$2,360.0
Cott Corporation	$1,755.3
Diamond Foods, Inc.	$477.2
Farmer Brothers Co.	$207.5
Flowers Foods, Inc.	$1,715.9
Gold Kist, Inc.	$2,304.3
Green Mountain Coffee Roasters, Inc.	$161.5
Lance, Inc.	$679.3
M&F Worldwide Corp.	$121.4
MGP Ingredients, Inc.	$322.5
National Beverage Corp.	$516.8
Peet’s Coffee & Tea, Inc.	$175.2
Performance Food Group Company	$5,721.4
Premium Standard Farms, Inc.	$919.5
Ralcorp Holdings, Inc.	$1,850.2
Reddy Ice Holdings, Inc.	$319.8
Sanderson Farms, Inc.	$1,006.2
Smithfield Foods, Inc.	$11,403.6
The J.M. Smucker Company	$2,154.7
Tootsie Roll Industries, Inc.	$487.7
Topps Company, Inc.	$293.8
Treehouse Foods, Inc.	$707.7

In addition to this peer-based market analysis, an internal equity analysis is carried out to ensure that both the total compensation and individual compensation components for each executive officer position are sized appropriately in relation to each other.

Timing of Compensation Decisions

All elements of executive compensation are typically determined in November, December and January of each fiscal year after a review of financial, operating and personal objectives with respect to the prior fiscal year’s results. The Committee may, however, review salaries or grant long-term incentive awards at other times during the year as the result of new appointments or promotions during the year.

The following table summarizes the approximate timing of some of the more significant compensation events:

Event	Timing
Set Board and committee dates	At least one year prior to meeting dates. Board meetings have historically been held in December, January, April, July and September, and committee meetings have been held on the day before each Board meeting.

Establish executive officer financial and personal objectives	September of each fiscal year (with respect to compensation for the following fiscal year)

Monitor Company and executive officer performance against objectives established in the previous fiscal year	April and July of each fiscal year (with respect to compensation for the current fiscal year)

Evaluate executive compensation (achievement of objectives established in the previous fiscal year), review external consultant analysis and recommend all elements of compensation based on those results and analysis	November/December/January of each fiscal year (with respect to compensation for prior fiscal year)

Payment of annual incentive bonus	December of each year

Grants of long-term incentive awards	Second fiscal quarter of each year

Additional information regarding the timing of stock option grants is discussed below under “Long-Term Incentives—Stock Options/Restricted Stock.”

Elements of Executive Compensation

General

The executive compensation program primarily consists of base salary, annual incentives (via a cash bonus plan), and long-term incentives (via stock options in prior years and more recently restricted stock), but also includes other elements of compensation generally available to all employees such as medical and dental, disability and term life insurance programs. The selection of the three main elements allows the Company to remain competitive in attracting and retaining executive talent, and to motivate executives with current and potential financial rewards. In years of average performance by the Company the Committee deems it appropriate to position executive officer compensation at or around the median of the market for a comparable position. This means that the package remains competitive enough to attract and retain top talent but does not over reward average performance by the NEO. Compensation can be set above the 50th percentile for exceptional business performance, for key skills in critical demand, and for positions that are of high internal value.

For fiscal 2007, executive compensation set by the Committee for the NEOs resulted in total direct compensation slightly below the 50th percentile of the Compensation Peer Group.

Relative Size of Major Compensation Elements

The combination of base salary, annual incentives and long-term incentives comprise total direct compensation. In setting executive compensation, the Committee considers the aggregate compensation payable to an executive officer and the form of the compensation. The Committee seeks to achieve the appropriate balance between immediate cash rewards and long-term incentives for the achievement of both annual and long-term financial and non-financial objectives. The size of each element is based on market practice for the Compensation Peer Group as well as company-wide and individual performance. The Committee may also decide, as appropriate, to modify the relative mix of compensation elements to best fit an executive officer’s specific circumstances.

The level of incentive compensation typically increases in relation to an executive officer’s responsibilities within the Company, with the level of incentive compensation for more senior executive officers being a greater percentage of total compensation than for less senior executive officers. The Committee believes that making a significant portion of an executive officer’s incentive compensation contingent on long-term stock price performance more closely aligns the executive officer’s interests with those of the shareholders.

The following table summarizes the relative size of base salary and incentive compensation for fiscal 2007 (total direct compensation) for each of the NEOs:

	Percentage of Total Direct Compensation
Name	Base Salary	Annual Incentive Bonus	Long-Term Incentives
Robert A. Peiser	33%	34%	33%
John C. Sheptor	44%	26%	30%
Patrick D. Henneberry	53%	28%	19%
H.P. Mechler	51%	26%	23%
William F. Schwer	58%	29%	13%

Cash Compensation

Base Salaries

The Company’s base salary program is based on a philosophy of providing base compensation competitive with the Compensation Peer Group, but base compensation is not targeted at a specific percentile level. Rather, the Committee makes a subjective determination of the appropriate base salary level given the existing salary levels at the Company and a review of Compensation Peer Group data. The Company periodically reviews its executive compensation levels as compared to the external market since the Company believes it is important to provide competitive salaries over time in order to attract and retain talented executives.

Annual base salary adjustments for the Company are based on several factors including: general levels of market salary increases, individual performance, competitive base salary levels and the Company’s overall financial results. For purposes of determining base salary adjustments, the Company reviews performance qualitatively, the level of earnings, and each individual’s contributions. These criteria are assessed qualitatively and are not weighted. All base salary adjustments are based on a philosophy of pay-for-performance and an individual’s value to the Company. As a result, employees with higher levels of performance sustained over time will be paid correspondingly higher salaries.

At September 30, 2007, the NEOs have the following base salaries:

Name	Base Salary
Robert A. Peiser	$655,200
John C. Sheptor	$350,000
Patrick D. Henneberry	$339,082
H.P. Mechler	$300,000
William F. Schwer	$341,613

For fiscal 2007, base salary increases for NEOs were as follows: Mr. Peiser, 4.0%; Mr. Henneberry, 4.5%; Mr. Mechler, 20.0%; and Mr. Schwer, 3.0%. Messrs. Peiser, Henneberry and Schwer received increases in fiscal 2007 comparable on a percentage basis with base salary increases for all other employees. After considering the advice of the Company’s independent compensation consultant and based upon comparative data for base salaries for chief financial officers of similarly situated companies, the Committee determined it appropriate to increase Mr. Mechler’s base salary.

The fiscal 2007 base salaries for the NEOs place them between the 25th and 50th percentile of base salary for the Compensation Peer Group.

Annual Incentive Bonus

The Company’s annual cash bonus plan is intended to (1) reward key employees based on Company and individual performance, (2) motivate key employees and (3) provide competitive cash compensation opportunities to plan participants. Under the annual bonus plan, target award opportunities vary by individual position and are expressed as a percent of base salary. The amount a particular executive may earn is directly dependent on the individual’s position, responsibility and ability to impact the Company’s financial success.

The Company adopted goals under the Management Incentive Plan (MIP) for fiscal 2007 for executive officers and certain other participants. The plan provides for cash bonuses based on achievement of a combination of individual performance goals and corporate profitability targets. The corporate profitability targets for fiscal 2007 were based on the Company’s attainment of certain EBITDA goals. EBITDA is defined as earnings before interest, taxes, depreciation and amortization. The target was determined from the business plan for the Company approved by the Board. Personal objectives are specific to each officer position and may relate to the following matters, among others:

•	improvement in specific key business metrics;

•	strategic acquisitions or divestitures; or

•	the achievement of other business priorities.

The achievement of individual performance goals and corporate profitability targets results in an incentive payment based on a participant’s bonus opportunity, which is set at a percentage of the participant’s base salary ranging from 10% to 100% at the target EBITDA level and based on the participant’s responsibilities and position within the Company. Bonus opportunity as a percentage of base salary was set by the Committee subjectively after reviewing Compensation Peer Group data. The Committee established the fiscal 2008 corporate profitability targets and individual performance goals at the September 2007 meeting utilizing the same process in establishing the fiscal 2007 targets.

Fiscal 2007 MIP Plan

A specified portion of the target bonus opportunity is allocated to individual performance goals which are quantified and result in payment only if both the individual performance goals are reached and a profitability target based on EBITDA is achieved. Actual EBITDA must exceed a certain threshold amount to permit any payment on individual performance goals; at that EBITDA level (which is 64% of target EBITDA), the bonus payment would be at 25% of the individual’s target award. The bonus payment increases in accordance with a pre-determined formula to 200% for participants if actual EBITDA reaches approximately 121% of the EBITDA target. For fiscal 2007, the target EBITDA was $62.0 million, and the Company exceeded the EBITDA target, achieving EBITDA of $65.8 million(1).

The following table summarizes the fiscal 2007 annual incentive compensation target, allocation to personal objectives and achievement for each of the NEOs. Because the Company exceeded the fiscal 2007 EBITDA target as described above, each of the NEOs achieved 104.7% of his respective financial portion of incentive target.

	2007 Annual Incentive
Name	Incentive Target as a % of Base Salary	Financial Portion of Incentive Target	Personal Objective Portion of Target	Personal Objective Portion Achieved	Total Incentive as a % of Incentive Target
Robert A. Peiser	100%	80%	20%	19.1%	103.8%
John C. Sheptor	60%	70%	30%	28.1%	102.7%
Patrick D. Henneberry	50%	70%	30%	30.0%	104.7%
H.P. Mechler	50%	70%	30%	28.1%	102.7%
William F. Schwer	50%	60%	40%	38.0%	102.6%

Long-Term Incentives

The Imperial Sugar Company Long-Term Incentive Plan, which was amended and restated with shareholder approval effective February 2005, reserved a total of 2,284,568 shares of Common Stock. The Committee has the discretion to determine the types of awards to be made under the Long-Term Incentive Plan. Awards under the Long-Term Incentive Plan may consist of one or more of the following:

•	incentive options and nonqualified stock options with an exercise price not less than fair market value on the grant date;

•	stock appreciation rights, or SARs;

(1)	Reconciliation of EBITDA to Net Income (in thousands):

Year Ended September 30, 2007
Net income	$40,239
Plus: Loss from discontinued operations	3,316
Plus: Provision for income taxes	13,753
Less: Other income	1,464
Less: Interest income	3,951
Plus: Interest expense	1,849
Less: Gain on operating asset dispositions	2,105
Plus: Depreciation	14,127

EBITDA	$65,764

•	stock, including restricted stock and conditional stock units; and

•	cash.

An award also may be in the form of a performance award that may be based on one or more of the following: increased revenue; economic value added; cash flow measures; stock price; market share; return on equity or capital; return on revenue measures; costs; and safety and environmental performance measures. The performance award need not be based on an increase or positive result, but may be based on maintaining the status quo or limiting economic losses, as determined by the Committee or another Board designated committee.

The following limitations apply to any award made under the Long-Term Incentive Plan. In any one calendar year, the Company may not grant to any person:

•	options or SARs that are exercisable for more than 300,000 shares of common stock;

•	stock awards covering or relating to more than 300,000 shares of common stock; or

•	cash awards or any other awards permitted by the Long-Term Incentive Plan (other than options, SARs and stock) having a value determined on the grant date in excess of $3,000,000.

Stock Options/Restricted Stock

The long-term incentive devices primarily used by the Committee are stock options and, more recently, restricted stock because they align the interests of employees and shareholders by providing value to the executive through stock price appreciation. Stock options granted to date have an exercise price equal to the average of the high and low trading price of the Company’s common stock at the date of grant. Options become exercisable in annual increments over a three-year period from grant date and expire ten years from date of grant. Restricted stock grants consist of the Company’s common stock and generally vest over a three or four-year period from the date of grant with certain exceptions as described below.

The regular Board and Committee meeting schedule is set up to a year in advance. The timing of these meetings is not determined by executive officers, and the Company does not time the release of material non-public information for the purpose of affecting the values of executive compensation. At the time of making stock option and restricted stock decisions, the Committee is aware of the Company’s earnings results and takes them into account in determining Company performance and appropriate award size, but it does not adjust the size of grants to reflect possible market reaction to earnings announcements. Generally, annual stock option and restricted stock grants are made at the January meeting of the Committee, although specific grants may be made at other regular meetings to recognize the hiring or a promotion of an employee, a change in responsibility or a specific achievement. In addition, the Committee does not backdate stock options and has not approved any re-pricing or discounting of stock options to any of its executive officers. The Company has also implemented a trading policy which specifies that any individual covered by this policy may not purchase, sell or enter into any market transactions with respect to the Company’s stock during any “blackout” period. In addition to blackout periods imposed in connection with the reporting of financial results, the Company may impose additional blackout periods during which there exists material non-public information about the Company, such as potential major acquisitions and divestitures.

Stock Options/Restricted Stock Granted to Executive Officers in Fiscal 2007

The Committee makes grants of stock options and restricted stock primarily to reward prior performance but also to retain executive officers and provide incentives for future exceptional performance. The size of the stock option and restricted stock grant typically increases with the level of position. In determining the amount, if any, of stock options and restricted stock granted to executive officers, the Committee considers numerous factors, including:

•	the Company’s financial and operating performance during the relevant period;

•	achievement of non-financial goals;

•	the executive officer’s contribution to the Company’s success;

•	the level of competition for executives with comparable skills and experience;

•	a review of compensation for comparable positions with the comparative groups;

•	the total number of stock options granted to an executive over the course of his or her career, together with the retentive effect of additional stock option grants; and

•	a review of the internal equity of peer position career grants.

In fiscal 2007, Mr. Peiser received restricted stock awards valued at approximately 100% of his base salary, or 22,000 shares. Each of the other NEOs received restricted stock awards of 5,000 shares, which ranged in value between 30% to 60% of their base salaries. In connection with Mr. Peiser’s reduction in duties, the Committee determined it appropriate to adjust the vesting schedule of his restricted stock awards as described under “Executive Compensation—Grants of Plan-Based Awards for Fiscal 2007.” In connection with the appointment of Mr. Sheptor as President and CEO, the Company intends to grant Mr. Sheptor 75,000 shares of restricted stock (which may be adjusted to reflect the declaration of a special dividend on December 9, 2007) on January 29, 2008 which will vest on the third anniversary of the grant date.

The fiscal 2007 restricted stock awards for the NEOs place them between the 25th and 50th percentile of long-term incentive awards for the Compensation Peer Group. Long-term incentive awards with respect to fiscal 2007 performance are expected to be made by the Committee in the second quarter of fiscal 2008.

Post-Employment Benefits

The Company has a Retirement Plan covering non-union employees of the Company and its subsidiaries and a Benefit Restoration Plan covering a select group of management employees. The Company froze benefits under the Retirement Plan and benefit accruals and participation ceased under both the Retirement Plan and Benefit Restoration Plan as of March 31, 2003. As a result, Messrs. Mechler and Schwer are the only NEOs who participate in the Retirement Plan, and Mr. Schwer is the only NEO who participates in the Benefit Restoration Plan. In addition, the Company has a Salary Continuation Plan which provides retirement, death and disability benefits for selected salaried officers and other key management employees of the Company. Mr. Schwer is the only NEO who is a participant in the Salary Continuation Plan.

For more information regarding these plans, see “Executive Compensation—Pension Benefits” and “—Nonqualified Deferred Compensation.”

Perquisites and Other Benefits

The Company provides only minimal perquisites to its NEOs as follows:

Executive	Perquisite or Benefit Provided
Robert A. Peiser	• Company-owned country club and golf membership (Mr. Peiser paid all monthly dues and usage fees for fiscal 2007) • $1,000/month automobile allowance

John C. Sheptor	• Relocation and temporary housing assistance for 90 days • COBRA expenses during initial employment period

Patrick D. Henneberry	N/A

H.P. Mechler	• Tax preparation assistance

William F. Schwer	• Tax preparation assistance

In addition, executive officers are eligible for the same benefit plans provided to other employees, including medical and dental, disability, 401(k) match and term life insurance programs. There are no special insurance plans for officers. Officers also generally receive four weeks of vacation.

Employment, Severance and Change of Control Agreements

The Company has entered into employment, severance or change of control agreements with the following named officers, which as currently in effect provide for the following annual salaries:

Name	Salary
Robert A. Peiser	$655,200
John C. Sheptor	$350,000
Patrick D. Henneberry	$339,082
H.P. Mechler	$300,000
William F. Schwer	$341,613

Messrs. Peiser and Schwer have employment agreements with the Company that provide that those individuals will receive severance payments equal to two times their annual salary in the event of a termination by the Company without cause or termination for good reason as defined therein. Mr. Henneberry has an agreement that provides a severance payment equal to one times his annual salary in the event of termination by the Company without cause as defined therein. The Company entered into Change of Control Agreements (the “Agreements”) during December 2005 with Messrs. Peiser, Henneberry, Mechler and Schwer, and during February 2007 with Mr. Sheptor. Mr. Peiser’s Agreement has a base term of 36 months, Mr. Schwer’s Agreement has a base term of 24 months and the other Agreements have a base term of 18 months. Each Agreement will be automatically renewed and extended for successive one-year terms unless the Company provides notice otherwise.

Each Agreement provides, among other things, for a lump sum payment within 30 days after the later of the employee’s termination and the effectuation of the change of control (as defined therein) equal to the lesser of

(i) a specified number of months (36 months for Mr. Peiser, 24 months for Mr. Schwer, and 18 months for Messrs. Henneberry, Mechler and Sheptor) of the employee’s then current base salary amount or (ii) the maximum amount that the employee could receive pursuant to the change of control without becoming subject to excise taxes. The Company is required to make such payments if during the “protected period” (which generally commences 90 days prior to and ends 18 months after a change of control) (a) the Company terminates the employee’s employment without cause (as defined therein) or (b) the employee terminates his or her own employment for “good reason” which includes (1) a material reduction of the employee’s authority, duties or responsibilities, (2) a reduction in the employee’s salary or bonus potential or a material reduction in other compensation or benefits, (3) a relocation of the employee’s primary office or (4) the failure by the Company to obtain the unconditional assumption of the Company’s obligations to the employee under the Agreement by any successor.

The Company anticipates entering into an employment agreement with Mr. Sheptor which will provide that if the Company terminates Mr. Sheptor’s employment without “cause” or if Mr. Sheptor resigns with good reason, as defined in the employment agreement, the Company will pay any accrued but unpaid salary, pro rata bonus and other benefits earned up to the effective date of termination as well as two times the annual salary rate then in effect as well as payment of outplacement assistance services.

The Company entered into these agreements to foster the continuous employment and dedication of key management personnel without potential distraction or personal concern if the Company were to be acquired by another company. The Company also believes that these agreements help ensure that key executives continue to perform in their roles when a potential change of control is impending, are protected against the loss of their positions following a change in the ownership or control of the Company, and fulfill their expectations for long-term incentive compensation arrangements. For more information regarding these arrangements, see “Executive Compensation—Potential Payments Upon Termination or Change of Control.”

Impact of Accounting and Tax Treatments

Accounting Treatment

Effective October 1, 2005, the Company adopted the provisions of SFAS 123R using the modified prospective method. The revised statement requires that companies recognize compensation expense for awards of equity instruments based on the grant date fair value of those awards. For purpose of estimating the fair value of options on their date of grant, the Company began using a binomial lattice option pricing model for fiscal 2005 grants; previously the Company used the Black-Scholes option pricing model. The adoption of SFAS 123R led to a shift by the Company from the use of stock options to restricted stock awards to limit compensation expense.

Tax Treatment

Under Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”), public companies are precluded from receiving a tax deduction on compensation paid to certain executive officers in excess of $1,000,000 that does not meet the definition under the Code of “qualified performance based compensation.” The Committee’s intent is to structure compensation awards that will be deductible without limitation where doing so will further the purposes of the Company’s executive compensation programs. The Committee also considers it important to retain flexibility to design compensation programs, even where compensation payable under such programs may not be fully deductible, if such programs effectively recognize a full range of criteria important to the Company’s success and result in a gain to the Company that would outweigh the limited negative tax effect.

EXECUTIVE COMPENSATION COMMITTEE REPORT

The Executive Compensation Committee has reviewed and discussed with the Company’s management the Compensation Discussion and Analysis included in this proxy statement. Based on that review and discussion, the Executive Compensation Committee has recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement.

SUBMITTED BY THE EXECUTIVE COMPENSATION COMMITTEE OF THE BOARD OF DIRECTORS OF IMPERIAL SUGAR COMPANY

John K. Sweeney, Chairman

Gaylord O. Coan

James J. Gaffney

David C. Moran

EXECUTIVE COMPENSATION

Summary Compensation Table

The following table shows the compensation paid by the Company for the fiscal year ended September 30, 2007 to the Chief Executive Officer, the Chief Financial Officer and the next three most highly compensated executive officers as of September 30, 2007 (collectively, the “NEOs”).

Name and principal position	Fiscal Year	Salary ($)	Bonus ($) (1)	Stock Awards ($)	Option Awards ($) (2)	Non-Equity Incentive Plan Compensation ($) (1)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($) (3)	All Other Compensation ($) (4)	Total ($)
Robert A Peiser	2007	649,385	—	242,760	—	679,645	—	23,133	1,594,923
President and Chief Executive Officer

John C. Sheptor	2007	208,654	—	144,583	—	125,859	—	58,280	537,376
Executive Vice President and Chief Operating Officer (since February 12, 2007)

Patrick D. Henneberry	2007	335,712	—	98,130	20,792	177,518	—	1,008	633,160
Senior Vice President—Commodities

H. P. Mechler	2007	284,375	—	106,338	29,108	154,113	9,743	14,395	598,072
Senior Vice President and Chief Financial Officer

William F. Schwer	2007	339,317	—	76,305	—	175,267	43,553	12,660	647,102
Senior Vice President, Secretary and General Counsel

(1)	The annual cash incentive paid to the Company’s NEOs is included in the column “Non-Equity Incentive Plan Compensation.”
(2)	The amount reflected in this column is the compensation cost recognized by the Company during fiscal 2007 under Statement of Financial Accounting Standard No. 123R (Share-Based Payment) for grants made in prior years. For purpose of estimating the fair value of options on their date of grant, the Company began using a binomial lattice option pricing model in fiscal 2005 and previously used a Black-Scholes option-pricing model. The following assumptions were used in those models:

Expected Stock Price Volatility	3.0 – 35%
Risk-free Interest Rate	2.5 – 4.2%
Expected Life of Options	5.0%
Dividend Yield	0 – 0.7%

(3)	Amounts in this column reflect the change in actuarial present value of the accumulated benefit under the Retirement Plan for Mr. Mechler and the Retirement Plan and Benefit Restoration Plan for Mr. Schwer.
(4)	All other compensation includes the following:

Name	Car Allowance	Tax Preparation	401(k) Match	Life Insurance	Relocation Cost	Tax Gross-Up on Relocation	Total
Robert A. Peiser	$12,000	—	$10,125	$1,008	—	—	$23,133
John C. Sheptor	—	—	2,423	366	$41,557	$13,934	58,280
Patrick D. Henneberry	—	—	—	1,008	—	—	1,008
H. P. Mechler	—	$2,016	11,371	1,008	—	—	14,395
William F. Schwer	—	1,603	10,048	1,008	—	—	12,660

Grants of Plan-Based Awards for Fiscal 2007

The following table sets forth certain information concerning annual incentive and restricted stock awards granted to NEOs during fiscal 2007.

Name	Grant Date	Estimated Possible Payouts Under Non-Equity Incentive Plan Awards(1)			All Other Stock Awards: Number of Shares of Stock or Units (#)	Grant Date Fair Value of Stock and Option Awards
		Threshold ($)	Target ($)	Maximum ($)
Robert A. Peiser	5/16/2007	327,600	655,200	1,310,400	22,000	$671,440
John C. Sheptor	2/12/2007	102,083	204,167	408,334	25,000	877,750
Patrick D. Henneberry	3/7/2007	84,770	169,541	339,082	5,000	159,200
H.P. Mechler	3/7/2007	75,000	150,000	300,000	5,000	159,200
William F. Schwer	3/7/2007	85,403	170,806	341,613	5,000	159,200

(1)	The amounts actually paid to each of the NEOs are included in the Summary Compensation Table column “Non-Equity Incentive Plan Compensation.”

Restricted stock awards granted in fiscal 2007 vest 40% on the second anniversary of the grant date and 60% on the fourth anniversary of the grant date. The restricted stock price at grant date was $30.52 for Mr. Peiser, $35.11 for Mr. Sheptor and $31.84 for Messrs. Henneberry, Mechler and Schwer. In connection with Mr. Peiser’s announcement of his reduced involvement with the Company after January 29, 2008, the Company amended his employment agreement and modified the vesting schedule of his restricted stock awards as follows: (1) 50% vesting on the earlier of the date he steps downs as Chief Executive Officer or March 31, 2008; (2) 50% vesting on the earlier of the last day of his employment (or earlier if by mutual agreement) or March 31, 2009;

and (3) 100% vesting upon a change of control or the involuntary termination of his employment. In connection with the appointment of Mr. Sheptor as President and Chief Executive Officer, the Company intends to grant Mr. Sheptor 75,000 shares of restricted stock (which may be adjusted to reflect the declaration of a special dividend on December 9, 2007) on January 29, 2008 which will vest on the third anniversary of the grant date.

Outstanding Equity Awards at Fiscal Year-End 2007

The following table sets forth certain information with respect to the NEOs concerning options and restricted stock awards outstanding as of September 30, 2007.

	Option Awards				Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)
Robert A. Peiser	—	11,668	9.28	3/1/2015	43,889	1,146,820
John C. Sheptor	—	—	—	—	25,000	653,250
Patrick D. Henneberry	4,167	4,167	9.28	3/1/2015	13,889	362,920
H.P. Mechler	—	5,834	9.28	3/1/2015	14,445	377,448
William F. Schwer	—	4,167	9.28	3/1/2015	10,889	284,530

Option Exercises and Stock Vested for Fiscal 2007

The following table sets forth certain information with respect to the NEOs concerning stock options exercised and restricted stock that vested during fiscal 2007.

	Option awards		Stock awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized Upon Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
Robert A. Peiser	178,098	4,606,605	9,889	328,808
John C. Sheptor	—	—	—	—
Patrick D. Henneberry	13,977	310,873	3,889	129,973
H.P. Mechler	23,398	569,699	4,444	146,834
William F. Schwer	13,333	310,434	2,889	94,863

Pension Benefits

The Company has a Retirement Plan (the “Retirement Plan”), which is a tax qualified benefit plan covering non-union employees of the Company and its subsidiaries, and a Benefit Restoration Plan to supplement the benefits payable under the Retirement Plan to the extent that the limitations on qualified plan benefits mandated by the Code, reduce retirement benefits that would otherwise be payable under the Retirement Plan. The Company froze benefits under the Retirement Plan and benefit accruals and participation ceased under both the Retirement Plan and Benefit Restoration Plan as of March 31, 2003. As a result, Messrs. Mechler and Schwer are the only NEOs who participate in the Retirement Plan, and Mr. Schwer is the only NEO who participates in the Benefit Restoration Plan.

Benefits payable under the Retirement Plan are limited by various provisions of the Code that restrict the amount of compensation that may be taken into account to calculate benefits under qualified plans and other limits on the maximum benefit payable from qualified plans. To the extent the pension calculated pursuant to the Retirement Plan would exceed the maximum amount permitted by the Code, the difference would be payable from the Benefit Restoration Plan as a discounted lump sum on the participant’s retirement.

Annual benefits under the Retirement Plan are based on a five-year average of base pay plus bonuses. Benefits equal 1% of average compensation plus 0.5% of such compensation in excess of social security covered compensation per each of the first 35 years of service, with service measured through March 31, 2003. Messrs. Mechler and Schwer are subject to certain grandfathered provisions under the prior plan. Benefits are defined in terms of a five-year certain and life annuity; several other payment options are available to employees. The projected total annual benefits payable from the Retirement Plan and/or, as applicable, the Benefit Restoration Plan to Mr. Schwer is $89,485 and $29,062 to Mr. Mechler. Messrs. Peiser, Sheptor and Henneberry are not participants in either plan.

Nonqualified Deferred Compensation

In 1994, the Company agreed to provide lump sum supplemental retirement and death benefits to participants in the Salary Continuation Plan. Mr. Schwer is the only NEO who is a participant in the Salary Continuation Plan. The plan also provides for monthly salary continuation payments in the “event of disability” (as defined in the Salary Continuation Plan). If a participant’s employment terminates prior to retirement for any reason other than death, disability or “cause” (as defined in the plan), the participant will be entitled to receive the actuarial equivalent (as defined in the Salary Continuation Plan) of the payment he would have received had he retired at age 62. No amounts will be due under the plan to a participant who is terminated for cause. The Salary Continuation Plan allows participants who are 100% vested and who have attained the age of 55 to receive their benefits without termination of employment if approved by the Committee. The estimated amount payable on retirement at or after age 62 to Mr. Schwer is $217,099.

Potential Payments Upon Termination or Change of Control

As described under “Compensation Discussion and Analysis—Employment, Severance and Change of Control Agreements,” the Company has entered into employment, severance or change of control agreements with each of the NEOs. The following table summarizes the potential payments to the NEOs upon termination or change of control assuming a September 30, 2007 termination date.

Name	Compensation Components	Involuntary With Cause (1)	Involuntary Without Cause (2)	Retirement (1)(3)	Death and/or Disability (1)(4)	Change of Control (5)(6)	Change of Control With Termination (4)(6)
Robert A. Peiser	Salary/Bonus	—	$1,965,000	N/A		$1,965,000	—
	Long-Term Incentives:
	Stock Options				$196,606	196,606	$196,606
	Restricted Shares				1,146,820	1,146,820	1,146,820

John C. Sheptor	Salary/Bonus	—	—	N/A		—	525,000
	Long-Term Incentives:
	Stock Options				—	—	—
	Restricted Shares				653,250	653,250	653,250

Patrick D. Henneberry	Salary/Bonus	—	339,000	N/A		—	508,000
	Long-Term Incentives:
	Stock Options				70,214	70,214	70,214
	Restricted Shares				362,920	362,920	362,920

H.P. Mechler	Salary/Bonus	—	—	N/A		—	450,000
	Long-Term Incentives:
	Stock Options				98,303	98,303	98,303
	Restricted Shares				377,448	377,448	377,448
	Retirement Benefits:
	Qualified Retirement Plan			$29,062/yr

William F. Schwer	Salary/Bonus	—	682,000	N/A		—	682,000
	Long-Term Incentives:
	Stock Options				70,214	70,214	70,214
	Restricted Shares				284,530	284,530	284,530
	Retirement Benefits:			89,485/yr
	Qualified Retirement Plan and SERP Aggregated
	Deferred Compensation			219,095

(1)	All NEOs receive salary through the month of termination/retirement and compensation for accrued and unused vacation days.
(2)	Messrs. Peiser, Henneberry and Schwer would receive severance payments upon involuntary termination without cause based on a multiple of annual base salary as follows: three times base salary for Mr. Peiser, two times base salary for Mr. Schwer and one times base salary for Mr. Henneberry.
(3)	Messrs. Peiser, Sheptor and Henneberry do not have any accrued retirement benefits.
(4)	All vested and non-vested equity grants, options and restricted stock vest upon the occurrence of this event.
(5)	Mr. Peiser will receive three times his base annual salary if a change of control occurs.
(6)	Mr. Schwer would receive two times his base annual salary and Messrs. Henneberry, Mechler and Sheptor would receive 1.5 times their base annual salaries if a change of control occurs and they are terminated within 18 months of the change of control.

PROPOSAL 2—AMENDMENT TO THE LONG-TERM INCENTIVE PLAN

The Board of Directors unanimously

recommends a vote FOR this proposal.

The Imperial Sugar Company Long-Term Incentive Plan became effective on the Company’s emergence from bankruptcy protection in August 2001. The Long-Term Incentive Plan provides for grants of options and other stock awards to employees and non-employee directors. The Long-Term Incentive Plan is designed to attract and retain key employees and directors and to stimulate the active interest of key employees in the Company’s financial success. Please read “Long-Term Incentive Plan” in this proxy statement for more information regarding the Long-Term Incentive Plan.

Proposed Amendment

The Long-Term Incentive Plan as most recently amended in 2005 provides for the issuance of up to 2,284,568 shares of Common Stock. As of December 7, 2007, options and SARs were either outstanding or had been exercised and vested and unvested restricted stock had been granted, that aggregated 1,978,418 shares of Common Stock, leaving only 305,150 shares available for future awards. The Board of Directors believes that the remaining shares authorized for grant under the Long-Term Incentive Plan are insufficient to serve the purposes of the plan. On December 5, 2007, the Board of Directors approved a proposed amendment to the Long-Term Incentive Plan that would increase the number of shares of Common Stock subject to the plan by 250,000 shares, subject to approval by the shareholders. The Company believes the amendment will enable the Long-Term Incentive Plan to continue to advance the interests of the Company and its shareholders by providing stock incentives necessary for the recruitment and retention of key employees and directors.

The Company has been successful in recruiting qualified management as part of its strategy to overcome the inherent volatility of the sugar industry. Accordingly, the Committee believes that this recommended increase in authorized awards is both necessary and desirable for the creation of shareholder value. The amount and type of awards to be granted in the future to the NEOs, to all executive officers as a group, to all directors and to all other employees currently are not determinable.

Approval of the amendment to the Long-Term Incentive Plan requires the affirmative vote of a majority of total votes cast on the proposal. Accordingly, abstentions and broker non-votes are not considered votes cast and will have no effect on the outcome of the proposal. The persons named on the accompanying proxy will vote in accordance with the choice specified on the proxy, or, if no choice is properly indicated, in favor of approval of the amendment to the Long-Term Incentive Plan.

Certain Tax Consequences

Options granted under the Long-Term Incentive Plan may constitute either “incentive stock options” within the meaning of Section 422 of the Internal Revenue Code or non-qualified options. In some instances, the tax treatment under the Internal Revenue Code of stock options qualifying as incentive stock options is more favorable to employees than the tax treatment for non-qualified options. Generally, upon the exercise of an incentive stock option, the optionee recognizes no income for federal income tax purposes. The difference between the exercise price of the incentive stock option and the fair market value of the Common Stock at the time of exercise is, however, an adjustment to alternative minimum taxable income that may require payment of an alternative minimum tax. Upon the sale of the shares acquired by exercise of an incentive stock option (assuming that the sale does not occur within two years from the date of grant of the option or within one year from the date of exercise), any gain will be taxed to the optionee as long-term capital gain. The Company will not be entitled to a tax deduction upon the grant or exercise of an incentive stock option, except to the extent an optionee recognizes ordinary income from the disposition of the shares prior to expiration of the required holding period.

Upon the exercise of a non-qualified option, the optionee recognizes taxable income (subject to withholding) in an amount equal to the difference between the fair market value on the date of exercise of the Common Stock purchased and the exercise price. Upon any sale of shares acquired upon exercise of a non-qualified option, any difference between the sales price and the fair market value of the shares on the date of exercise of the non-qualified option will be treated generally as capital gain or loss. Upon the exercise of a non-qualified option, the Company is entitled to a deduction for federal income tax purposes in an amount equal to the income recognized by the employee.

A participant will recognize ordinary compensation income upon receipt of cash pursuant to an award payable in cash, and upon receipt of cash or Common Stock in satisfaction of an SAR or conditional stock award. Awards other than stock options or an SAR could be deferred compensation subject to Section 409A of the Internal Revenue Code and, if not in compliance with Section 409A, could be subject to an additional 20% tax plus interest. A participant will recognize ordinary compensation income at the time restrictions lapse on restricted Common Stock in an amount equal to the fair market value of the shares at that time, unless the participant makes an election to be taxed on the value of the restricted Common Stock when it is received. The Company is generally entitled to a tax deduction that corresponds as to timing and amount with the compensation income recognized by the participant for these purposes.

Equity Compensation Plan Information

The following table provides information regarding shares covered by the Company’s equity compensation plans as of September 30, 2007.

Plan Category	Number of Shares to be Issued on Exercise of Outstanding Options	Weighted- average Exercise Price of Outstanding Options	Number of Shares Remaining Available for Future Issuance Under Equity Compensation Plans
Equity compensation plans approved by shareholders	113,422	$7.03	326,150
Equity compensation plans not approved by shareholders	—		—

Total	113,422		326,150

PROPOSAL 3: RATIFICATION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors unanimously

recommends a vote FOR this proposal.

The Audit Committee has appointed Deloitte & Touche LLP as the Company’s independent registered public accounting firm for its fiscal year ending September 30, 2008. Deloitte & Touche LLP has served as auditors for the Company for over 25 years.

A representative of Deloitte & Touche LLP is expected to attend the 2008 Annual Meeting and be available to respond to appropriate questions raised during the meeting by shareholders. Such representative will also have an opportunity to make a statement during the meeting if he so desires.

Should the shareholders not ratify the appointment of Deloitte & Touche LLP, the Audit Committee will reconsider the appointment.

Audit Fees

The aggregate fees paid to Deloitte & Touche LLP, the Company’s independent registered public accounting firm, for fiscal 2006 and 2007 are noted in the following table.

	Fiscal 2007	Fiscal 2006
Audit Fees (1)	$849,660	$910,750
Audit-Related Fees (2)	8,976	88,050
Tax Fees (3)	250,606	83,194

(1)	Includes audit fees related to the Sarbanes-Oxley Act.
(2)	Includes USDA agreed upon procedures report, accounting consultation and SEC matters.
(3)	Includes tax compliance services and tax consulting related to strategic transactions.

All audit-related fees, tax fees and other fees were pre-approved by the Audit Committee. The Audit Committee, as provided in its charter, delegated to the Chairman of the Audit Committee the authority to grant pre-approvals of permitted non-audit services, provided that such pre-approvals are presented to the Audit Committee at its next scheduled meeting. The Audit Committee has considered whether the provision of the non-audit services referenced above are compatible with maintaining Deloitte & Touche LLP’s independence.

OTHER MATTERS

A copy of the Company’s Annual Report on Form 10-K, including financial statements for the fiscal year ended September 30, 2007, accompanies this proxy statement but is not a part of the proxy soliciting material.

SHAREHOLDER PROPOSALS

Proposals of shareholders intended to be presented at the Company’s 2009 Annual Meeting of Shareholders, and otherwise eligible, must be received by the Company (at the address indicated on the first page of this proxy statement) no later than August 22, 2008 to be eligible for inclusion in the Company’s proxy material relating to that meeting. Additionally, the proxy solicited by the Board of Directors for the 2009 Annual Meeting of Shareholders will confer discretionary authority to vote on any shareholder proposal raised at the 2009 Annual Meeting of Shareholders that is not described in the proxy statement for that meeting unless the Company has received notice of the proposal on or before November 5, 2008.

REGARDLESS OF THE NUMBER OF SHARES OWNED, IT IS IMPORTANT THAT THEY BE REPRESENTED AT THE MEETING, AND YOU ARE RESPECTFULLY REQUESTED TO SIGN, DATE AND RETURN THE ACCOMPANYING PROXY AT YOUR EARLIEST CONVENIENCE.

By order of the Board of Directors

WILLIAM F. SCHWER

Secretary

IMPERIAL SUGAR COMPANY

2008 Annual Meeting of Shareholders
Proxy Solicited on behalf of the Board of Directors

The undersigned hereby appoints John C. Sheptor, William F. Schwer and each of them, with full power of substitution, the attorneys and proxies of the undersigned to vote all of the shares of Common Stock, without par value, of Imperial Sugar Company (the “Company”) that the undersigned would be entitled to vote, with all powers that the undersigned would possess if personally present, at the 2008 Annual Meeting of Shareholders of Imperial Sugar Company scheduled to be held on January 29, 2008 and at any adjournment or postponement thereof, on the matters as designated herein and, in their discretion, on such other matters as may properly come before the meeting or adjournments thereof, all as set forth in the accompanying Proxy Statement.

This Proxy when properly executed will be voted as specified on the reverse side. Unless otherwise specified, this Proxy will be voted FOR election as Directors of all of the nominees listed on the reverse, FOR a proposal to amend the Company’s Long-Term Incentive Plan, and FOR ratification of the appointment of Deloitte & Touche LLP as the Company’s independent registered public accounting firm for the fiscal year ending September 30, 2008. A majority (or if only one, then that one) of the proxies or substitutes acting at the meeting, or at any adjournment or postponement, may exercise the powers conferred by this Proxy. Receipt of the Notice of Meeting and Proxy Statement is hereby acknowledged. This Proxy revokes all prior proxies given by the undersigned.

(Continued, and to be signed and dated, on the reverse side.)

IMPERIAL SUGAR COMPANY
PROXY PROCESSING
P.O. BOX 3520
S HACKENSACK NJ 07606-9220

☐	ê DETACH PROXY CARD HERE ê

Please Sign, Date and Return			☒
the Proxy Card Promptly
Using the Enclosed Envelope.			Votes must be indicated
(x) in Black or Blue ink.

1.	Election of four directors to serve for the terms set forth in the proxy statement.			FOR all nominees listed below	☐ WITHHOLD AUTHORITY to vote for all nominees listed below	☐ *EXCEPTIONS	☐

Nominees:		Class I		Class III
		Robert S. Kopriva		Gaylord O. Coan
David C. Moran
Gail A. Lione

(INSTRUCTIONS: To withhold authority to vote for any individual nominee, mark the “Exceptions” box and write that nominee’s name in the space provided below.)

*Exceptions

			FOR	AGAINST	ABSTAIN

2.	Proposal to amend the Company’s Long-Term Incentive Plan.		☐	☐	☐

3.	Proposal to ratify the appointment of Deloitte & Touche LLP as the Company’s independent registered public accounting firm for its fiscal year ending September 30, 2008.		☐	☐	☐	To change your address, please mark this box.	☐
S C A N L I N E

Please sign exactly as name or names appear on the proxy. If stock is held jointly, each holder should sign. If signing as attorney, trustee, executor, administrator, custodian, guardian, or corporate officer, please give full title:

				Date	Share Owner sign here		Co-Owner sign here